Exhibit 99.3

Lower Main Street Development, LLC

(A Limited Liability Company)

Financial Statements

and Independent Auditor's Report

As of December 31, 2015 (unaudited) and 2014 and for the Periods from January 1, 2015 to June 30, 2015 (unaudited) and from July 1, 2015 to December 31, 2015 (unaudited) and for the Year Ended December 31, 2014

Lower Main Street Development, LLC

(A Limited Liability Company)

Independent Auditor's Report

To the Partners of

Lower Main Street Development, LLC

We have audited the accompanying financial statements of Lower Main Street Development, LLC (the “Company”), which comprises of the balance sheet as of December 31, 2014, and the related statement of income and members' equity and cash flows for the year then ended, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lower Main Street Development, LLC as of December 31, 2014, and the results of its operations and its cash flows for the year then ended, in accordance with accounting principles generally accepted in the United States of America.

/s/ WithumSmith+Brown. PC

New Brunswick, NJ

March 27, 2015

Lower Main Street Development, LLC

(A Limited Liability Company)

Notes to Financial Statements

December 31, 2015 (unaudited) and 2014

Note 1 - Organization and business

Lower Main Street Development, LLC (the "Company") was established on February 20, 2003 as an equal partnership between Fifty Three Dredging Company and DBD, L.L.C.

The Company was organized to acquire, own, manage, mortgage, develop, sell, and otherwise deal with the property located in the City of South Amboy, New Jersey. Additionally, the liability of the members is limited to the members' total equity.

The Company was liquidated as of December 31, 2015 (see Note 2).

Note 2 - Summary of significant accounting policies

Basis of presentation

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Concentration risks

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash. The Company maintains its cash with high credit quality financial institutions. Accounts at these institutions are insured by the Federal Deposit Insurance Company ("FDIC") up to $250,000.

Revenue recognition

Rental income, which is generally earned pursuant to month-to-month leases, is recognized as earned.

Income taxes

Income or loss of the Company is includible in the income tax returns of the members in proportion to their respective interests. Accordingly, there is no provision for income taxes in the accompanying financial statements.

The Company has no unrecognized tax benefits at December 31, 2014. The Company's Federal and state income tax returns prior to fiscal year 2012 are closed and management continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings.

Lower Main Street Development, LLC

(A Limited Liability Company)

Notes to Financial Statements

December 31, 2015 (unaudited) and 2014

The Company recognizes interest and penalties associated with income tax matters as part of the income tax provision, if applicable, and includes accrued interest and penalties with the related tax liability in the accompanying balance sheets.

Liquidation

Based on discussions with the Company’s partners, it was determined that liquidation of the Company was imminent as of July 1, 2015. Therefore, effective July 1, 2015, the Company applied the liquidation basis of accounting on a prospective basis. The liquidation basis of accounting requires the Company to estimate amounts of cash or other consideration it expects to collect and to accrue all costs associated with implementing and completing the plan of liquidation and requires management to make estimates that affect the amounts reported in the combined financial statements and related notes. The Company transferred remaining net assets to an affiliate and was fully liquidated as of December 31, 2015. There was no activity for the period January 1, 2015 to June 30, 2015.

Prior period financial results have not been restated under the liquidation basis of accounting.

Subsequent events

The Company has evaluated subsequent events through February 28, 2017, which is the date the financial statements were available to be issued.

Note 3 - Sale of land

Lower Main Street Development, LLC and Amboy Aggregates Joint Venture and Subsidiaries ("Amboy") an entity whose related partners are members of the Company, entered into an amended and restated agreement on December 13, 2013 to sell substantially all of the real estate on which Amboy conducts its operations.

On December 31, 2014, the Company and Amboy sold substantially all of the land, resulting in a gain of approximately $14,629,000, included in gain on sale of land in the statement of income and members' equity (deficiency) for the year ended December 31, 2014.

Note 4 - Related party transactions

During 2014, the Company accrued rental income totaling $180,000 from Amboy, whose related partners are members of the Company. The lease, which requires monthly payments of $15,000, is on a month-to-month basis through the end of 2014 when the land was sold (see Note 3). During 2015, the Company transferred cash of $36,947 in partial satisfaction of the outstanding payable to Amboy.